                                                                    Exhibit 10.9



                           VESTCOM INTERNATIONAL, INC.
                            1100 VALLEY BROOK AVENUE
                        LYNDHURST, NEW JERSEY 07071-3687

                             TEL. NO.: 201-935-7666
                             FAX. NO.: 201-935-4354

                                  May 21, 1997

Mr. Harvey Goldman
2 Bernard Drive
Holmdel, NJ 07733

Dear Mr. Goldman:

      This letter confirms our previous conversations regarding the employment opportunity available to you with Vestcom International, Inc. ("Vestcom" or the "Company") and sets forth the terms and conditions of that employment.

      Vestcom hereby offers you full-time employment as Executive Vice President and Chief Financial Officer commencing on or about this date with a monthly salary of $15,000 (which would be equivalent to $180,000 on an annualized basis). During the period of your employment, you shall devote your entire working time for or at the direction of Vestcom or its affiliates, use your best efforts to complete all assignments, and adhere to Vestcom's procedures and policies. You will report to Joel Cartun, the Chief Executive Officer. Notwithstanding the foregoing, we understand that you will not commence working full-time until on or about June 9, 1997. Between today and such date, you will be available to Vestcom on a part-time basis and will receive a pro-rated salary based upon the time you are able to devote to Vestcom.

      You understand that Vestcom currently has no business operations other than those involved in completing its initial public offering ("IPO") and that until such time as the IPO is completed, your benefits will be limited to salary and out-of-pocket business expenses if any. During the period of your employment with Vestcom, after the IPO, you will be entitled to all of Vestcom's then current customary employee benefits, subject to plan eligibility requirements, including its car allowance for executives, executive medical plan and any bonus plan adopted after the IPO for executives.

      Upon consummation of the initial public offering, you will be entitled to receive a stock option pursuant to the Company's employee stock option plan for 50,000 options at the initial public offering price. The option will vest over a four-year period in accordance with the standard conditions of the Company's employee stock option plan.

      This offer of employment with Vestcom is contingent upon receipt of satisfactory reference checks and your agreeing to the confidentiality and non-compete provisions set forth below.

      Although we hope that your employment with us is mutually satisfactory, employment at Vestcom is "AT WILL." This means that, just as you may resign from the Company at any time with or without cause, Vestcom has the right to terminate this employment relationship with you with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and Vestcom and such agreement is expressly acknowledged as an employment contract.

      CONFIDENTIALITY. (a) You recognize and acknowledge that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates or predecessors (any or all of such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that the Company has previously made publicly available or which has otherwise entered the public domain through no fault of your own, is confidential information and is a unique and valuable asset of the Business. You agree that you will not while employed at Vestcom and thereafter, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, businesses, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to subpoena or similar lawful process), or make use of any such information for your own purposes or for the benefit of any person, firm, association or corporation (except the Business) and you shall use your reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, customer lists, accountings or other data, and other records and documents relating to the Business, whether made by you or otherwise coming into your possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and you agree, on termination of your employment, that you will not retain or make copies of any such documents relating to the Business and, on demand of the Company, to deliver the same to the Company.

            (b) All proprietary information and all of your interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedures, copyrights, patents and developments developed by you as a result of, or in connection with, your employment shall belong to the Company; and without further compensation, upon the request of the Company, you shall execute any and all assignments or other documents and take any and all such other action as the Company may reasonably request in order to vest in the Company all of the your right, title and interest in and to all of the foregoing items, free and clear of all liens, charges and encumbrances of any kind.

      COVENANT AGAINST COMPETITION. (a) During the period commencing on the effective date of the termination of your employment and ending on the first
(1st) anniversary of such effective date of termination of your employment (the "Restrictive Period"), you agree, by execution of this letter, that you will not, without express prior written approval of the Board of Directors of Vestcom (the "Board"), as evidenced by a resolution of the Board, directly or indirectly, for yourself or on behalf of or in conjunction with, any other person, persons, company, partnership, corporation or business of whatever nature, own or hold any proprietary interest in, or be employed by or receive remuneration from, or engage as an officer, director or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative of, any corporation, partnership, sole proprietorship or other entity (a "Competitor") engaged in competition with the Business Activities of the Company or any of its subsidiaries or affiliates at the time of such termination of employment, in the "Territory", other than severance-type or retirement-type benefits from entities constituting your prior employers. You agree that during such Restrictive Period you will not solicit for yourself or for the account of any Competitor, any customer or client during the eighteen (18)-month period immediately preceding the termination of your employment.

      In addition, during such Restrictive Period you agree not to act on behalf of yourself or any Competitor to interfere with the relationship between the Company or its subsidiaries or affiliates and their employees, independent contractors, customers or suppliers. You also agree, during such Restrictive Period not to hire an employee of the Company or its subsidiaries or induce any such employee to leave the employment of the Company or its subsidiaries.

      For purposes of this letter, "Territory" shall mean an area within 100 miles of any place of business, office, warehouse or other facility where the Company, or any of its affiliates or subsidiaries then conducts business.

      For purposes of the preceding paragraphs, (i) the term "proprietary interest" means legal or equitable ownership, whether through stockholding or otherwise, of an equity interest in a business, firm or entity other than ownership of less than two (2%) percent of any class of equity interest in a publicly held business, firm or entity and (ii) an entity shall be considered to be "engaged in competition" if such entity is, or is a holding company for, a company engaged in any aspect of the Business or providing any other services competitive with the business then being conducted by the Company and/or its subsidiaries at the date of termination of your employment, in the Territory.

            (b) You acknowledge the reasonableness of the restrictions contained herein. You acknowledge that the Company and its subsidiaries and their successors and assigns would be irreparably injured in a manner not adequately compensated by money damages by a breach or violation (or threatened breach or violation) of the provisions of this covenant by you. Therefore, in the event of any such breach or violation (or threatened breach or violation), in addition to all other rights and remedies which the Company may have, whether at law or in equity, the Company and its successors and assigns shall be entitled to obtain injunctive or other equitable relief against you without the need to post bond or other security in connection therewith and you hereby consent to the entry of an order for such injunctive or other equitable relief.

            (c) If any court determines that the provisions of this covenant, or any part hereof, us unenforceable because of the duration or geographic scope of such provisions, such court shall have the power to reduce the duration or scope of such provisions, as the case may be, so that, as so reduced, such provisions are then enforceable to the maximum extent permitted by applicable law.

            CHANGE IN CONTROL. (a) In the event of a Change in Control (as defined below) with respect to which you have not received, at least ten (10) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control, written notice from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to retain you as Chief Financial Officer, you shall be entitled to receive severance pay of $180,000 in 12 monthly payments of $15,000 each upon termination of your employment following such a Change in Control.

            (b) In any Change in Control situation, you may, at your sole discretion, elect to terminate your employment by providing written notice to the Company at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, you shall also be entitled to receive $180,000 as severance pay in 12 monthly payments.

            (c) A "Change in Control" shall be deemed to have occurred if after consummation of the IPO:

                  (i) Any person, firm or corporation acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition, the acquirer has Beneficial Ownership of voting securities representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company;

                  (ii) The individuals (A) who, as of the date of completion of the IPO and all transactions incident thereto (the "Commencement Date") constitute the Board of Directors of the Company (the "Original Directors") or
(B) who thereafter are elected to the Board of Directors of the Company (the "Company Board") and whose election, or nomination for election, to the Company Board was approved by a vote of at least 2/3 of the Original Directors then still in office (such Directors being called "Additional Original Directors") or
(C) who are elected to the Company Board and whose election or nomination for election to the Company Board was approved by a vote of at least 2/3 of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Company Board;

                  (iii) The stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

                  (iv) The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e. 50% or more in value of the total assets of the Company).

            (d) No transaction effected in connection with the IPO shall be deemed to affect a Change in Control. Nothing in this Change in Control section shall be deemed to change the "AT WILL" nature of your employment nor affect or impair the Company's absolute right to terminate your employment.

      Harvey, I hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at Vestcom has made any other representation to you. Vestcom welcomes you as an employee and looks forward to a successful relationship.

                                          Sincerely,


                                          /s/ Joel Cartun
                                          -------------------------------
                                          Joel Cartun, President
Accepted:


s/s Harvey Goldman
-------------------------------
Harvey Goldman

Date:   May 22, 1997